EXHIBIT 99.1

Press Release dated October 26, 2004

PRESS RELEASE

ElkCorp Annual Shareholders’ Meeting

DALLAS—October 26, 2004—ElkCorp (NYSE: ELK) reported that its Annual Meeting of Shareholders was held in Dallas today. At least 19,074,648 shares, or 96.11%, of the total shares outstanding and entitled to vote at this meeting, were represented in person or by proxy for each proposal.

At the meeting, shareholders elected Shauna R. King, and reelected and James E. Hall for three-year terms as Directors of the company. Shareholders also ratified the appointment of Grant Thornton LLP as independent auditors of the company for its fiscal year ending June 30, 2005, and approved the 2004 Amended and Restated ElkCorp Equity Incentive Compensation Plan. Also effective today, Harold Work retired from the ElkCorp Board of Directors after more than 27 years with the company in various capacities.

Following the annual shareholders’ meeting, the Board of Directors reelected Thomas D. Karol as Chairman of the Board and Chief Executive Officer; Richard A. Nowak as President and Chief Operating Officer; Gregory J. Fisher as Senior Vice President, Chief Financial Officer and Controller; Matti Kiik as Senior Vice President, Research and Development; David G. Sisler as Senior Vice President, General Counsel and Secretary; James J. Waibel as Senior Vice President, Administration and Leonard R. Harral as Vice President, Chief Accounting Officer and Treasurer.

ElkCorp also announced today the declaration of five cents ($0.05) per share regular quarterly cash dividend on its common stock, payable November 24, 2004, to shareholders of record on November 9, 2004.

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp’s principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Investor Relations Contact:
Stephanie Elwood
Investor Relations Manager
ElkCorp
(972) 851-0472